            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our report dated September 20, 2007 on the financial statements of the RiverSource Short-Term Cash Fund (the
Fund) of the RiverSource Short Term Investments Series, Inc., included in the Annual Report for the period from September 26, 2006 (date the Fund became available) through July 31, 2007, as filed with the Securities and Exchange Commission in Amendment No. 2 to the Registration Statement (Form N-1A, No. 811-21914) of the RiverSource Short Term Investments Series, Inc.


                                                        /s/Ernst & Young LLP

Minneapolis, Minnesota
September 25, 2007